Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of North American Financial Holdings, Inc. on Form S-1 of our report dated March 31, 2011 on the consolidated financial statements of TIB Financial Corp. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

June 23, 2011